UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g)
of the Securities Exchange Act of 1934

Stonepeak-Plus Infrastructure Fund LP
(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-1582934
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)
55 Hudson Yards 550 W 34th Street New York, NY	10001
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☒

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable): None
Securities to be registered pursuant to Section 12(g) of the Act:

Class Z Limited Partnership Units
(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are Class Z units representing limited partnership interests (the “Class Z Units”), consisting of Class Z - Series A-1a Units representing limited partnership interests (the “Class Z - Series A-1a Units”), Class Z - Series A-1b Units representing limited partnership interests (the “Class Z - Series A-1b Units”), Class Z - Series A-1c Units representing limited partnership interests (the “Class Z - Series A-1c Units”), Class Z - Series D-2 Units representing limited partnership interests (the “Class Z - Series D-2 Units”), Class Z - Series F-1 Units representing limited partnership interests (the “Class Z - Series F-1 Units”), Class Z - Series S-1 Units representing limited partnership interests (the “Class Z - Series S-1 Units”), Class Z - Series S-2 Units representing limited partnership interests (the “Class Z - Series S-2 Units”), Class Z - Series I-1 Units representing limited partnership interests (the “Class Z - Series I-1 Units”), Class Z - Series I-2 Units representing limited partnership interests (the “Class Z - Series I-2 Units”), Class Z - Series M-S Units representing limited partnership interests (the “Class Z - Series M-S Units”) and Class Z - Series M-I Units representing limited partnership interests (the “Class Z - Series M-I Units”) of Stonepeak-Plus Infrastructure Fund LP (the “Fund”).

There is currently no market for the Class Z Units, and the Fund does not expect that a market for the Class Z Units will develop in the future. The Fund does not intend for the Class Z Units to be listed on any national securities exchange. There are no outstanding options or warrants to purchase the Class Z Units. Under the terms of the Fund’s Fourth Amended and Restated Limited Partnership Agreement (as further amended and/or restated from time to time, the “Fund LPA”), holders of the Fund’s Class Z Units (“Class Z Unitholders”) shall be entitled to the same limited liability extended to limited partners of limited partnerships formed under the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. § 17-101, et. seq. (the “DRULPA”). The Fund LPA provides that no Class Z Unitholder shall have any personal liability whatsoever in its capacity as a Class Z Unitholder, whether to the Fund, to any of the other partners therein, or to the creditors of the Fund, for the debts, liabilities, contracts or other obligations of the Fund or for any losses of the Fund. Under the Fund LPA, no Class Z Unitholder (in its capacity as such) has the right or power to vote or participate in the management or affairs of the Fund, nor does any Class Z Unitholder have the right or power to sign for or bind the Fund. The Fund LPA further provides that the exercise by any Class Z Unitholder of any right conferred under the Fund LPA will not be construed to constitute participation by such Class Z Unitholder in the control of the business of the Fund so as to make such Class Z Unitholder liable as a general partner for the debts and obligations of the Fund for purposes of the DRULPA. To the fullest extent permitted by law, no Class Z Unitholder owes any duty (fiduciary or otherwise) to the Fund or any other holders of the Fund’s units representing limited partner interests (“Unitholders”) or to Stonepeak-Plus Infrastructure Fund Associates LP, a Delaware limited partnership, as a result of such Class Z Unitholder’s status as a Class Z Unitholder, other than to act in good faith (to the extent required by law); provided, that this in no way limits any express obligations of a Class Z Unitholder provided for under the Fund LPA or in such Class Z Unitholder’s subscription agreement.

The Class Z Units have equal rights and privileges with the Fund’s Class X Units (the “Class X Units,” and together with the Class Z Units, the “Units”) except that the Class Z Units are subject to a different fee structure.

Class Z Unitholders are not entitled to nominate or vote in the election of the Fund’s directors and, as such, the Fund is not required to file proxy statements or information statements under Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) except in those limited circumstances where a vote of Unitholders is required under the Fund LPA or Delaware law. Further, Unitholders are not able to bring matters before meetings of unitholders or nominate directors at such meeting, nor are they generally able to submit unitholder proposals under Rule 14a-8 of the Exchange Act.

For a further description of the Class Z Units being registered hereby, reference is made to certain information applicable to all Class X Units contained in the section entitled “Description of Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934” comprising Exhibit 4.1 to the Fund’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2026, which is incorporated by reference herein, as such description may be updated from time to time in the Fund’s subsequent filings with the SEC. For risks related to investments in all Units, please reference Item 1A. Risk Factors in Form 10-K, filed with the SEC, and as such factors may be updated from time to time in the Fund’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov.

Class Z Units are being offered to clients of certain intermediaries (“Class Z Unit Investors”) designated in the Fund’s sole discretion. The Fund reserves the right to change the designation, in its sole discretion, from time to time, of an investor as an eligible Class Z Unit Investor.

Item 2. Exhibits.

Exhibit Number	Exhibit Description
1	Fourth Amended and Restated Limited Partnership Agreement (filed as Exhibit 3.1 to the Fund’s Current Report on Form 8-K filed on July 14, 2026 and incorporated herein by reference).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Stonepeak-Plus Infrastructure Fund LP

Date: July 29, 2026	By:	/s/ Cyrus Gentry
Cyrus Gentry
Chief Executive Officer